Issuer Free Writing Prospectus

Filed Pursuant to Rule 433

Registration Statement No. 333-195132

Supplementing the Preliminary

Prospectus Supplement dated February 27, 2017

(To Prospectus dated April 8, 2014)

$450,000,000

RPM International Inc.

$400,000,000 3.750% Notes due 2027

$50,000,000 5.250% Notes due 2045

Final Term Sheet

The following information supplements the Preliminary Prospectus Supplement dated February 27, 2017, and is filed pursuant to Rule 433, under Registration No. 333-195132.

February 27, 2017

Issuer:	RPM International Inc.

Ratings (Moody’s / S&P / Fitch):*	Baa3 (Positive) / BBB (Stable) / BBB (Stable)

Type of Offering:	SEC Registered

Trade Date:	February 27, 2017

Settlement Date (T+3):	March 2, 2017

Change of Control Offer:	If a “change of control triggering event” occurs, the Issuer will be required, subject to certain conditions, to offer to repurchase the Notes at a purchase price equal to 101% of the principal amount, plus accrued and unpaid interest to, but excluding, the repurchase date (all as described in the Issuer’s Preliminary Prospectus Supplement dated February 27, 2017 relating to the Notes).

Denominations:	$2,000 x $1,000

Joint Book-Running Managers:	Merrill Lynch, Pierce, Fenner & Smith Incorporated Wells Fargo Securities, LLC

Co-Managers:	Citizens Capital Markets, Inc. Goldman, Sachs & Co. MUFG Securities Americas Inc.

	3.750% Notes due 2027	5.250% Notes due 2045

Aggregate Principal Amount Offered:	$400,000,000	$50,000,000

Maturity Date:	March 15, 2027	June 1, 2045

Interest Payment Dates:	Semi-annually on March 15 and September 15, beginning on September 15, 2017	Semi-annually on June 1 and December 1, beginning on June 1, 2017 Initial interest payment on the 2045 notes to include accrued interest from, and including December 1, 2016.

Coupon:	3.750%	5.250%

Price to Public (Issue Price):	99.858% of principal amount	106.232% of principal amount plus an aggregate of $663,541.67 of accrued interest

Yield to Maturity:	3.767%	4.839%

Benchmark Treasury:	UST 2.250% due February 15, 2027	UST 2.875% due November 15, 2046

Benchmark Treasury Price / Yield:	98-31 / 2.367%	97-24+ / 2.989%

Spread to Benchmark Treasury:	1.400% (140 basis points)	1.850% (185 basis points)

Optional Redemption:

The Notes will be redeemable at the Issuer’s option, at any time in whole or from time to time in part, prior to December 15, 2026 (three months prior to the maturity date of the Notes), at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.250% (25 basis points), plus (B) accrued and unpaid interest to (but excluding) the redemption date.

At any time on or after December 15, 2026 (three months prior to the maturity date of the Notes), the Notes will be redeemable, at any time in whole or from time to time in part, at the Issuer’s option at par plus accrued and unpaid interest thereon to but excluding the redemption date.

The Notes will be redeemable at the Issuer’s option, at any time in whole or from time to time in part, prior to December 1, 2044 (six months prior to the maturity date of the Notes), at a redemption price equal to (A) the greater of (i) 100% of the principal amount of such Notes and (ii) the sum of the present values of the remaining scheduled payments of principal and interest on such Notes discounted to the redemption date on a semi-annual basis at the Treasury Rate plus 0.350% (35 basis points), plus (B) accrued and unpaid interest to (but excluding) the redemption date.

At any time on or after December 1, 2044 (six months prior to the maturity date of the Notes), the Notes will be redeemable, at any time in whole or from time to time in part, at the Issuer’s option at par plus accrued and unpaid interest thereon to but excluding the redemption date.

CUSIP / ISIN Number:	749685 AV5 / US749685AV56	749685 AU7 / US749685AU73

*Note: A securities rating is not a recommendation to buy, sell or hold securities and may be subject to revision or withdrawal at any time.

The issuer has filed a registration statement (including a prospectus) with the Securities Exchange Commission (“SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the Issuer has filed with the SEC for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, or any underwriter or any dealer participating in the offering, will arrange to send you the prospectus if you request it by calling or e-mailing Merrill Lynch, Pierce, Fenner & Smith Incorporated toll-free at 1-800-294-1322 or dg.prospectus_requests@baml.com or by calling Wells Fargo Securities, LLC at 1-800-645-3751.